Exhibit 4.3

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Subscription Agent Agreement

Between

Barnes and Noble Education, Inc.

and

Computershare Trust Company, N.A.,

Computershare Inc.

THIS SUBSCRIPTION AGENT AGREEMENT (the “Agreement”) is entered into as of this _____day of ______________ 20__ (the “Effective Date”) by and among Barnes and Noble Education, Inc., a company organized and existing under the laws of the State of _______________ (the “Company”), Computershare Inc. (“Computershare”) a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking association (the “Trust Company” and together with Computershare, the “Agent”).

SUBSCRIPTION AGENT SERVICES

1. Appointment

1.1 Company is making an offer (the “Subscription Offer”) to issue to holders of record of its outstanding shares of common stock, par value $____ per share (the “Common Stock”), at the close of business on ___________ (the “Record Date”), the right to subscribe for and purchase (each such right, a “Right”, and collectively, the “Rights”) shares of common stock (the “Additional Common Stock”) at a purchase price of $______ per share of the Additional Common Stock (the “Subscription Price”), payable as described on the Subscription Form (as defined below) or any web site established for purposes of effectuating the Offer. Agent agrees to establish the offer web site, which shall be a dedicated event website for eligible Stockholders to securely sign in, review transactional / Offer materials, make elections, or enter instructions (collectively, “Electronic Instructions”) in connection with the Subscription Offer ( an “Offer Web Site”), which together, as they may be amended from time to time, constitute the Subscription Offer, sent to eligible shareholders, upon the terms and conditions set forth therein. The term “Subscribed” shall mean submitted for purchase from Company by a stockholder in accordance with the terms of the Subscription Offer, and the term “Subscription(s)” shall mean any such submission. Company hereby appoints Agent to act as subscription agent in connection with the Subscription Offer and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions of this Agreement.

1.2 The Subscription Offer will expire at _________, Eastern Time, on _______________ (the “Expiration Time”), unless Company shall have extended the period of time for which the Subscription Offer is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Subscription Offer, as so extended by Company from time to time, shall expire.

1.3 Company filed a registration statement relating to the Additional Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), on _____________, and such registration statement was declared effective on ____________. The terms of the Additional Common Stock are more fully described in the prospectus forming a part of the registration statement as it was declared effective. All terms used and not defined herein shall have the same meaning(s) as in the prospectus.

1.4 Promptly after the Record Date, Company will furnish Agent with, or will instruct Agent, in its capacity as transfer agent for Company, to prepare, a certified list in a format acceptable to Agent of holders of record of the Common Stock at the Record Date, including each such holder’s name, address, taxpayer identification number (“TIN”), share amount with applicable tax lot detail, any certificate detail and information regarding any applicable account stops or blocks (the “Record Stockholders List”).

1.5 Client will promptly review and approve the Offer Web Site in order to launch concurrently with the Record Date.

1.6 No later than the earlier of (i) forty-five (45) days after the Record Date or (ii) January 15 of the year following the year in which the Record Date occurs, Company shall deliver to Agent written direction on the adjustment of cost basis for covered by IRS cost basis reporting requirements securities that arise from or are affected by the Subscription Offer in accordance with current Internal Revenue Service regulations (see the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit A for additional information).

2. Subscription of Rights

2.1 The Rights entitle the holders to subscribe, upon payment of the Subscription Price, for shares of the Additional Common Stock at the rate of ____ share(s) for each Right (the “Basic Subscription Privilege”). No fractional Rights will be issued, but the Subscription Offer includes a step-up privilege entitling the holder of fewer than ____ Rights to subscribe for and pay the Subscription Price for one full share of the Common Stock.

2.2 If subscribing shareholders who exercise their Rights in full are entitled to exercise an oversubscription right, then Company shall provide Agent with instructions regarding the allocation to such shareholders of the Additional Common Stock after the initial allocation thereof.

2.3 Except as otherwise indicated to Agent by Company in writing, all of the Additional Common Stock delivered hereunder upon the exercise of the Rights will be delivered free of restrictive legends. Company shall, if applicable, inform Agent as soon as possible in advance as to whether any Additional Common Stock issued hereunder is to be issued with restrictive legend(s) and, if so, Company shall provide the appropriate legend(s) and a list identifying the affected shareholders, certificate numbers (if applicable) and share amounts for such affected shareholders.

3. Duties of Subscription Agent

3.1 Agent shall issue the Rights in accordance with this Agreement in the names of the holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance(s), and furnish a copy of such records to Company.

3.2 Promptly after Agent receives the Record Stockholders List, Agent shall:

(a)	deliver or cause to be delivered, either by email or by first class mail, as the company shall instruct, the following:

(i)

if by first class mail, then to each holder of the Common Stock of record on the Record Date whose address of record is within the United States of America and Canada with no valid email address on file, (A) a subscription form with respect to the Rights to which such stockholder is entitled under the Subscription Offer (the “Subscription Form”), (B) a copy of the prospectus and (C) a return envelope addressed to Agent.

(ii)

If by email, as directed by Company, then to each holder of record of the Outstanding Stock on the Record Date with a valid email address, access information and the dedicated web URL of the Offer Website allowing such holders to submit instructions to participate in the Subscription Offer as well as download and review a subscription form with respect to the Rights to which such stockholder is entitled under the Subscription Offer (the “Subscription Form”) a copy of the information statement or prospectus and

(b)

At the direction of Company, deliver or cause to be delivered, or send via first class mail or email, as the Company shall instruct, to each holder of record of the Common Stock on the Record Date whose address of record is outside the United States of America and Canada, or is an A.P.O. or a F.P.O. address, a copy of the prospectus. Agent shall refrain from delivering the Subscription Form to any holder of record of the Common Stock on the Record Date whose address of record is outside the United States of America and

Canada, or is an A.P.O. or a F.P.O. address, and hold such Subscription Form for the account of such stockholder subject to such stockholder making satisfactory arrangements with Agent for the exercise or other disposition of the Rights described therein, and effect the exercise, sale or delivery of such Rights in accordance with the terms of this Agreement if notice of such arrangements is received at or before 11:00 a.m., Eastern Time, on __________. In the event that a request to exercise the Rights is received from such a holder, Agent will consult with Company for instructions as to the number of shares of the Additional Common Stock, if any, Agent is authorized to issue.

(c)

Upon request by Company, Agent shall deliver a copy of the prospectus, either by first class mail or by email, as the company shall instruct (i) to each assignee or transferee of the Rights upon receiving appropriate documentation satisfactory to Agent to register the assignment or transfer thereof and (ii) with shares of the Additional Common Stock when such are issued to persons other than the registered holder of the Rights.

(d)

Agent shall accept Subscriptions upon the due exercise of the Rights (including payment of the Subscription Price) in physical form or via the dedicated Offer Website, on or prior to the Expiration Time in accordance with the Subscription Form.

(e)

With respect to Subscriptions for shares of Additional Common Stock, Agent shall accept Subscriptions from persons who were registered holders of Common Stock on the Record Date, without further authorization or direction from Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person; provided that Agent may accept Subscriptions in accordance with instructions from any Rights holder that elects to subscribe for shares of Additional Common Stock to the extent such holder is deemed ineligible to subscribe for shares of Additional Common Stock:

(i) If the Right is registered in the name of a fiduciary and the Subscription Form is executed by such fiduciary, provided, that the Additional Common Stock is to be issued in the name of such fiduciary;

(ii) If the Right is registered in the name of joint tenants and the Subscription Form is executed by one of the joint tenants, provided, that the Additional Common Stock is to be issued in the names of such joint tenants; or

(iii) If the Right is registered in the name of a corporation and the Subscription Form is executed by a person in a manner which appears or purports to be done in the capacity of an officer or agent thereof, provided, that the Additional Common Stock is to be issued in the name of such corporation.

(f)

Each document or Electronic Instruction, received by Agent relating to its duties hereunder shall be dated and time stamped when received at the applicable electronic or physical address(es) as outlined in the offering documents.

(g)

Agent shall, absent specific and mutually agreed upon instructions between Agent and Company, follow its normal and customary procedures with respect to the acceptance or rejection of all Subscriptions received after the Expiration Time. Subscriptions not authorized to be accepted pursuant to this Section 3 and Subscriptions otherwise failing to comply with the terms and conditions of the Subscription Form will be rejected and returned to the applicable shareholder.

(h)

Company shall provide an opinion of counsel prior to the Expiration Time to set up a reserve of the Additional Common Stock. The opinion shall state that all of the Additional Common Stock, or the transactions in which they are being issued, as applicable, are:

(i)

Registered, or subject to a valid exemption from registration, under the 1933 Act, and all appropriate state securities law filings have been made with respect to the Additional Common Stock, or alternatively, that the shares of the Additional Common Stock are “covered securities” under Section 18 of the 1933 Act; and

(ii)	Validly issued, fully paid and non-assessable.

4. Acceptance of Subscriptions

4.1 Following Agent’s first receipt of Subscriptions, on each business day, or more frequently if reasonably requested as to major tally figures, forward a report by email to [________________] (the “Company Representative”) as to the following information, based upon a preliminary review (and at all times subject to a final determination by Company) as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the total number of shares of the Additional Common Stock Subscribed for; (ii) the total number of the Rights sold; (iii) the total number of the Rights partially Subscribed for; (iv) the amount of funds received; and (v) the cumulative totals in categories (i) through (iv), above.

4.2 As promptly as possible following the Expiration Time, advise the Company Representative by email of (i) the number of shares of the Additional Common Stock Subscribed for and (ii) the number of shares of the Additional Common Stock unsubscribed for.

5. Deposit of Funds

[REDACTED]

6. Completion of Subscription Offer

6.1 Upon completion of the Subscription Offer, Agent shall request the transfer agent for the Common Stock to issue the appropriate number of shares of the Additional Common Stock as required in order to effectuate the Subscriptions.

6.2 The Rights shall be issued in registered, book-entry form only. Agent shall keep books and records of the registration, transfer and exchange of the Rights (the “Rights Register”).

6.3 All of the Rights issued upon any registration of transfer or exchange of the Rights shall be the valid obligations of Company, evidencing the same obligations and entitled to the same benefits under this Agreement as the Rights surrendered for such registration of transfer or exchange; provided, that until such transfer or exchange is registered in the Rights Register, Company and Agent may treat the registered holder thereof as the owner for all purposes.

6.4 For so long as this Agreement shall be in effect, Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of the Additional Common Stock to permit the exercise in full of all of the Rights issued pursuant to the Subscription Offer.

6.5 Company shall take any and all action, including, without limitation, obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all of the shares of the Additional Common Stock issuable upon the exercise of the Rights (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of the Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon Company with respect thereto.

6.6 Company shall, from time to time, take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under federal and state laws, which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of the Rights or the Additional Common Stock issued upon the exercise of the Rights.

7. Procedure for Discrepancies Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Additional Common Stock that any Subscription Form may indicate are to be issued to a stockholder upon the exercise of the Rights and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with Company for instructions as to the number of shares of Additional Common Stock, if any, Agent is authorized to issue. In the absence of such instructions, Agent is authorized not to issue any shares of Additional Common Stock to such stockholder and will return to the subscribing stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such stockholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

8. Procedure for Deficient Items

8.1 Agent shall examine the Subscription Form(s) received by it as agent to ascertain whether they appear to have been completed and executed in accordance with the Subscription Offer. In the event that Agent determines that any Subscription Form does not appear to have been properly completed or executed, or to be in proper form, or any other deficiency in connection with the Subscription Form appears to exist, Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Agent is not authorized to waive any deficiency in connection with the Subscription, unless Company provides written authorization to waive such deficiency.

8.2 If a Subscription Form specifies that shares of the Additional Common Stock are to be issued to a person other than the person in whose name a surrendered Right is registered, Agent will not issue such shares until such Subscription Form has been properly endorsed with the signature guaranteed in a manner acceptable to Agent (or otherwise put in proper form for transfer).

8.3 If any such deficiency is neither corrected nor waived, Agent will return to the subscribing stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such stockholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

9. Tax Reporting

9.1 Agent shall prepare and file with the appropriate governmental agency and mail to each stockholder, as applicable, all appropriate tax information forms, including, but not limited to, Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in the attached Exhibit A. Any cost basis or tax adjustments required after the Effective Time will incur additional fees.

9.2 With respect to any surrendering stockholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such stockholder pursuant to the Internal Revenue Code.

9.3 Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as Company may reasonably request in writing. Such action may be subject to additional fees.

10. Unresponsive Payees; Unclaimed Property After the eight month anniversary of the Effective Time, for the purpose of locating unresponsive payees of checks representing any uncashed payments resulting from this Subscription Offer, Agent may use the services of a stockholder locating and/or asset reunification service provider selected by Agent, which may be an affiliate of Agent (“Service Provider”), to facilitate the location of and/or contact of (i) holders who have not yet cashed their checks representing overpayment of subscription application funds. Such Service Provider may compensate Agent for processing and other services Agent provides in connection with such services, including providing Agent a portion of its fees. Such Service Provider shall inform any such located and/or contacted stockholders that they may choose either (ii) to contact Agent directly to receive a check for payment at no charge other than any applicable fees contemplated by this Agreement or (iii) to utilize the services of such Service Provider for a fee, which may not exceed the lesser of 20% of the total value of such stockholder’s uncashed payment or the maximum statutory fee permitted by the applicable state jurisdiction. If the Company selects a locating and/or asset reunification service provider other than one selected by Agent, then Agent shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

The Company hereby authorizes and instructs Agent to provide to Service Provider on behalf of Computershare or Company pursuant to this Section 10:

(i) aggregate data of stockholders who have not cashed their checks representing return of funds related to the Offer and Company information, including number of accounts, value of Uncashed checks, effective date and type of transaction, second mailing date (if applicable), and information concerning this Section 10, in order for the Service Provider to determine the feasibility of providing locating and/or asset reunification services; and

(ii) upon determination by the Service Provider that a stockholder locating and/or asset reunification program will be implemented and after notification of implementation to Company by Agent (including by e-mail):

(1) a complete file of stockholders including those with outstanding payments, who have not yet cashed their checks representing payment of any subscription refund.

(2) preliminary escheatment files of stockholders with uncashed checks (used to block accounts that may not be serviced under the program based on state unclaimed property laws); and

(3) view only access to stockholder data (during the time a program is in place) for the limited purposes of verifying account information and reconciliation for program eligible accounts and to Company information related to the transaction such as the expiration date.

11. Authorizations and Protections

[REDACTED]

12. Representations, Warranties and Covenants

[REDACTED]

13. Indemnification and Limitation of Liability

[REDACTED]

14 Damages

[REDACTED]

15. Confidentiality

[REDACTED]

16. Compensation and Expenses

[REDACTED]

17. Termination Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until ninety (90) days following the Expiration Time. In the event of such early termination, Company will appoint a successor agent and inform Agent of the name and address of any successor agent so appointed, provided, that no failure by Company to appoint such a successor agent shall affect the termination of this Agreement or the discharge of Agent as agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to Company or its designee any Subscription Forms or other documents relating to the Subscription Offer that Agent may receive after its appointment has so terminated.

18. Assignment Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

19. Subcontractors and Unaffiliated Third Parties

[REDACTED]

20. Miscellaneous

20.1 Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to Company:	with an additional copy to:

Barnes and Noble Education, Inc.	[additional notice Name E-mail and Address]
[Address]
Attn:

Invoice for fees and services (if different than above):

Barnes and Noble Education, Inc.

[Address]

Attn:

If to Agent:	with an additional copy to:

Computershare Inc.	Computershare Inc.
480 Washington Blvd., 26th Floor	150 Royall Street
Jersey City, NJ 07310	Canton, MA 02021
Attn: Corp Actions Relationship Manager	Attn: Legal Department

Or

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attn: Corp Actions Relationship Manager

Or

Computershare Inc.

462 S. 4th Street, 7th Floor

Louisville, KY 40202

Attn: Corp Actions Relationship Manager

20.2	No Expenditure of Funds. [REDACTED]

20.3	Publicity. [REDACTED]

20.4	Successors. [REDACTED]

20.5	Amendments. [REDACTED]

20.6	Severability. [REDACTED]

20.7	Governing Law; Jurisdiction. [REDACTED]

20.8	Force Majeure. [REDACTED]

20.9	Third Party Beneficiaries. [REDACTED]

20.10	Survival. [REDACTED]

20.11	Priorities. [REDACTED]

20.12	Merger of Agreement. [REDACTED]

20.13	No Strict Construction. [REDACTED]

20.14	Descriptive Headings. [REDACTED]

20.15	Counterparts. [REDACTED]

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the Effective Date hereof.

BARNES AND NOBLE EDUCATION, INC.

By:
Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A. For both entities

By:
Name:
Title:

Exhibit A	Tax Instruction and Cost Basis Information Letter
Exhibit B	Wire Instructions
Exhibit C	Schedule of Fees